Exhibit 10.54

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of August 25, 2014 (“Effective Date”), by and among U.S. Dry Cleaning Services Corporation, a Delaware corporation (“Buyer”), Advent Cleaners, LLC, a Nevada limited liability company (“Seller”) and wholly-owned subsidiary of World Cleaners, LLC, a Delaware limited liability company (“World Cleaners”), and Steve S. Hong, the majority owner of World Cleaners (“Owner”).  World Cleaners is a party to this Agreement solely with regard to Sections 5.3 (Negotiation with Others) and Section 6.5 (Non-Competition, Non-Solicitation and Confidentiality).  Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

R E C I T A L S

WHEREAS, Seller is engaged in the business of retail and commercial laundry and dry cleaning, uniform and linen rental and cleaning, alterations, shoe repair, and such other services conducted in and through the physical locations identified on Exhibit B attached hereto (the “Business”); and

WHEREAS, Buyer desires to purchase and Seller desires to sell to Buyer substantially all of the assets of the Business, subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the terms, covenants, and conditions hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

ASSETS BEING PURCHASED; ASSUMPTION OF LIABILITIES

1.1                               Purchased Assets.  Subject to the terms and conditions of this Agreement, Buyer hereby agrees to purchase from Seller, and Seller hereby agrees to sell, convey, transfer and assign to Buyer, on the Closing Date, all of Seller’s right, title and interest in and to the assets of Seller used in connection with the Business (collectively, the “Purchased Assets”), and except as provided herein, free and clear of all Encumbrances, as the same may exist as of the close of business on the Closing Date.  The Purchased Assets shall include, but not be limited to, the following:

(a)                                 All of Seller’s rights and obligations under all of the agreements of Seller relating exclusively to the Business (the “Business Contracts”), together with and including those identified on Schedule 1.1(a) attached hereto (collectively the “Assigned Contracts”);

(b)                                 All of the tangible personal property owned by Seller (excluding any personal property of employees and principals of Seller) and used exclusively in connection with the conduct of the Business, together with and including, but not limited to, all of the equipment and/or fixed assets set forth on Schedule 1.1(b) attached hereto.

(c)                                  With the exception of personnel records regarding employees (except as may be waived in writing by employee) Seller’s books and records directly related to or used in connection with the conduct of the Business or directly pertaining to the Purchased Assets, regardless of the medium on which such information is stored or maintained including, without limitation, all customer and employment records, vendor information, business plans, strategies and marketing information (except that Seller may retain copies as required by law or as may be reasonably necessary or prudent business practice);

(d)                                 To the extent transferable, the Licenses and Permits required under all laws, rules and regulations material to the conduct of the Business, all of which are set forth on Schedule 1.1(d);

(e)                                  All leased real property and leasehold improvements identified in the real property schedule attached hereto as Schedule 1.1(e);

(f)                                   All inventory of Seller, including customer-owned goods (hanging inventory) in Seller’s care;

(g)                                  The Business Intellectual Property Rights of Seller listed on Schedule 3.6(a);

(h)                                 All advance payments, claims for refunds and deposits and other prepaid items relating to the Purchased Assets or the Assumed Obligations, existing on the Closing Date; and

(i)                                     The goodwill associated with the Purchased Assets and the Business.

1.2                               Excluded Assets.  Seller shall retain all of their respective right, title and interest in and to, and shall not, and shall not be deemed to, sell, transfer, assign, convey or deliver to the Buyer, and the Purchased Assets shall not, and shall not be deemed to, include, the following (collectively, the “Excluded Assets”):

(a)                                 any cash or cash equivalents, including any marketable securities or certificates of deposit, or any collected funds or accounts or items in the process of collection at the financial institutions of Seller through and including the Closing Date, and any cash security or other deposits, together with all accrued but unpaid interest thereon;

(b)                                 All of Seller’s accounts receivable or notes receivable , and all schedules, records and other documentation related to such accounts or notes receivable, including, without limitation, all notes, chattel paper or other documents or instruments evidencing the payment obligations of the account or note debtors;

(c)                                  any rights to indemnification, contribution or other reimbursement, or limitations on liability, under the Purchased Contracts for any period through and including the Closing Date, or any warranties and guarantees, in each case, from any third parties with respect to any Excluded Liabilities and/or Losses for which Seller and/or Owner has an indemnification obligation under Section 12 of this Agreement;

(d)                                 any property, casualty or other insurance policy held by Seller and any rights of Seller under any such policy;

(e)                                  the corporate charter, qualification to conduct business, arrangements with registered agents relating to qualifications, taxpayer and other identification numbers, corporate seal, minute books, stock transfer books, blank stock certificates, books and records relating to Taxes, and any other documents relating to the governance, organization, maintenance and existence of the Seller or to the proposed sale of the Business;

(f)                                   any of the Benefit Plans and underlying assets or any rights of Seller under the Benefit Plans;

(g)                                  Any assets set forth on Schedule 1.2 hereto; and

(h)                                 All rights that accrue to Seller under this Agreement.

1.3                               Assumed Obligations.  Buyer hereby agrees to assume only (i) obligations arising after the Closing Date under the Lease Agreements and the Assigned Contracts and (ii) the specific accounts and obligations set forth on Schedule 1.3 hereto (collectively, the “Assumed Obligations”), which as of the date of this Agreement includes equipment financing of approximately $200,000.  The Assumed Obligations shall not include any obligations or liabilities arising out of any pre-Closing Date default of Seller under any Assumed Obligation, regardless of when such liability or obligation is asserted, and Buyer shall not be obligated to assume any Assumed Obligation which is in default as of the Closing Date.

1.4                               Liabilities Not Being Assumed.  Except for the Assumed Obligations, or to the extent caused by Buyer’s acts or omissions, Seller agrees that Buyer shall not be obligated to assume or perform and is not assuming or performing any liabilities or obligations of Seller, whether known or unknown, fixed or contingent, certain or uncertain, and regardless of when such liabilities or obligations may arise or may have arisen or when they are or were asserted (the “Retained Liabilities”), and Seller shall remain responsible for all Retained Liabilities, which shall include, without limitation, any and all of the following obligations or liabilities of Seller:

(a)                                 Any compensation or benefits payable to present or past employees of Seller arising in connection with their employment by Seller, including without limitation, any liabilities arising under any Benefit Plans (as defined in Section 3.16);

(b)                                 Except as otherwise provided in Section 6.4, all federal, state, local, foreign or other taxes (i) that have arisen prior to the Closing Date or may arise thereafter out of the conduct of the Business, other business or other operations, but only to the extent conducted by Seller either prior to or after the Closing Date or (ii) that are imposed in the form of sales tax on the Purchased Assets as a result of the consummation of the transactions set forth in this Agreement, other than the sales tax obligations assumed by Buyer under Section 6.4; provided, however, that the Retained Liabilities shall not include any taxes arising out of the conduct by Buyer, on or after the Closing Date, of the Business, or the ownership, on or after the Closing Date, of the Purchased Assets;

(c)                                  All Encumbrances on any of the Purchased Assets and all obligations and liabilities secured thereby that are not Assumed Obligations or otherwise allocated to Buyer herein;

(d)                                 All accounts payable or notes payable obligations for borrowed money, all purchase money obligations, except as allocated to Buyer herein, and any other indebtedness or payment obligations of Seller (the “Retained Debt”);

(e)                                  Any claims, demands, actions, suits or legal proceedings that have been asserted or threatened prior to the Closing Date against Seller, the Business or the Purchased Assets or which may be asserted or threatened hereafter against the Purchased Assets, the Business or Buyer to the extent arising from or in connection with (i) Seller’s operation of the Business prior to the Closing Date, or (ii) any other business or non-business activities of Seller conducted prior hereto or hereafter, including, but not limited to, those legal actions or other proceedings set forth in Schedule 3.14 hereto; and

(f)                                   Any obligations under any employment, consulting or non-competition agreement to which Seller is a party, whether written or oral, and any liabilities or obligations arising out of the termination by Seller of any of its employees in anticipation or as a consequence of the consummation of the transactions contemplated hereby.

1.5                               Third Party Consents.  Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any governmental approval, instrument, contract, lease, permit or other agreement or arrangement, including the Assigned Contracts, or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of Buyer or Seller, thereunder; and any transfer or assignment to Buyer by Seller, as applicable, of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained.  In the event that any such consent or approval is not obtained on or prior to the Closing Date, Seller and Owner shall continue to use their best efforts to obtain any such approval or consent after the Closing Date as promptly as possible, and, regardless of whether such approval or consent is ever obtained, Seller will cooperate with Buyer in any lawful and reasonable arrangement to provide that Buyer shall receive the interest of Seller in the benefits under (and Buyer shall perform the obligations under, except as specifically prohibited) any such instrument, contract, lease, or permit or other agreement or arrangement.

ARTICLE II

PURCHASE PRICE AND ALLOCATION OF PURCHASE PRICE

2.1                               Purchase Price.

(a)                                 On the Closing Date, as consideration for (i) the sale to Buyer of the Purchased Assets and (ii) Seller entering into the covenant not to compete set forth in Section 6.5 below, Buyer shall pay to Seller consideration of Four Million Dollars ($4,000,000) (the

“Purchase Price”) consisting of the cash sum of Four Million Dollars ($4,000,000), subject to adjustment pursuant to Section 2.1(b) (the “Cash Payment”).  Concurrently with the closing of the Qualifying IPO, Buyer shall deliver the Cash Payment, subject to adjustment by reason of any applicable prorations and the allocation of closing costs described below, to the Escrow designated agent (the “Escrow Agent”) by cashier’s check, wire transfer of federal funds or another immediately available form.

(b)                                 If, during the six month period through June 30, 2014 (the “Calculation Period”), the Adjusted EBITDA for the Business for such six (6) month period (the “Actual Adjusted EBITDA”) is less than $360,000 or more than $440,000, the Purchase Price shall be reduced or increased, as applicable, by the amount of Actual Adjusted EBITDA that is less than $360,000 or more than $440,000, as applicable, multiplied by five (5.0X), unless disputed in accordance with Section 2.1(c).

(c)                                  As soon as practicable after June 30, 2014, Seller shall deliver to Buyer a schedule setting forth the Actual Adjusted EBITDA and the manner in which it was calculated (“Seller’s EBITDA Schedule”).  Buyer will have five (5) Business Days to review Seller’s EBITDA Schedule.  If Buyer disputes the Actual Adjusted EBITDA, Buyer will object by delivering notice to Seller of such objection, specifying in reasonable detail the basis for such objection.  Seller’s calculation of the Actual Adjusted EBITDA will be final and binding upon Buyer unless Buyer disputes the same in writing within such five (5) day period.  In the event Buyer so notifies Seller in writing within such five (5) day period of any such dispute, Seller and Buyer will attempt to resolve all such disputes in good faith.

2.2                               Allocation of Purchase Price.  Seller and Buyer agree that the Purchase Price shall be allocated among the Purchased Assets and for the covenant not to compete set forth in Section 6.5 below within one hundred twenty (120) days after the Closing Date, (the “Purchase Price Allocation”).  Each of the parties, when reporting the transactions consummated hereunder in their respective tax returns, shall allocate the Purchase Price paid or received, as the case may be, in a manner that is consistent with the Purchase Price Allocation.  Additionally, each of the parties will comply with, and furnish the information required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations thereunder.

2.3                               IPO Extension Fee.  If Buyer fails to consummate a Qualifying IPO on or prior to November 30, 2014 (the “IPO Deadline”), then Buyer may extend the IPO deadline by giving a written extension notice (the “IPO Notice”) stating that the IPO will be completed by February 28, 2015 or that Buyer’s investors have agreed to contribute sufficient funds to cover the Purchase Price. To be effective, the IPO Notice must be delivered by Buyer to Seller at least ten (10) days prior to the IPO Deadline, and Buyer must concurrently deposit into Escrow up to Fifty Thousand Dollars ($50,000) to cover Seller’s accounting fees incurred in preparation of the audited financial statements for Seller’s fiscal years ended December 31, 2012 and December 31, 2013 (the “Accounting Fees”) and legal fees directly related to the drafting of this Agreement and the transactions contemplated herein (the “Legal Fees”) (collectively, the “Expense Fees”) by certified check or wire transfer of federal funds or in other immediately available funds, which Extension Fees shall be nonrefundable.  Twelve Thousand Five Hundred Dollars ($12,500) of the Accounting Fees shall not be applied against the Purchase Price;

however, all of the Legal Fees may be applied to the Purchase Price at Closing.  Upon delivery of the IPO Notice and delivery of the Expense Prepayment, Seller shall not have the right to terminate the Agreement pursuant to Section 11.1(d) until February 28, 2015.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the disclosures and exceptions set forth in the disclosure schedules attached hereto (the “Seller’s Disclosure Schedules”), each of Seller and Owner hereby jointly and severally make the representations and warranties set forth hereinafter in this Article III to Buyer:

3.1                               Authority and Binding Effect.  Seller has the full corporate power and authority to execute and deliver this Agreement and the Bill of Sale (as hereinafter defined).  This Agreement and the Bill of Sale and the consummation by Seller of its obligations contained herein and therein have been duly authorized by all necessary corporate actions of Seller, and such agreements have been duly executed and delivered by Seller.  This Agreement is a valid and binding agreement of Seller and Owner, enforceable against Seller and Owner in accordance with its terms, and, upon execution and delivery, the Bill of Sale will be a valid and binding agreement of Seller and shall be enforceable against it in accordance with its terms, except as enforceability of the obligations of Seller and Owner under this Agreement and the Bill of Sale may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general principles of equity relating to the availability of equitable remedies (whether such agreements are sought to be enforced in a proceeding at law or a proceeding in equity).  Except as set forth on Schedule 3.1, and except for consents necessary for assignment of Assigned Contracts and Permits and Licenses, it is not necessary for Seller to take any action or to obtain any approval, consent or release by or from any third person, governmental agency or other agency, to enable Seller to enter into or perform its obligations under this Agreement and the Bill of Sale.

3.2                               Organization and Standing.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada, and Seller is qualified to do business in each jurisdiction where such qualification is necessary and where the failure to be so qualified would have a Material Adverse Effect on Seller.  Seller has the requisite corporate power and authority to conduct its business as now conducted and to own or lease the Purchased Assets, and to use such Purchased Assets in the conduct of its business.

3.3                               Financial Statements.  Seller has delivered to Buyer financial statements of Seller consisting of audited balance sheets as of the end of, and the related statements of income and cash flows for, the fiscal years ended December 31, 2012 and 2013 and an unaudited balance sheet and related statements of income and cash flows for period ending March 31, 2014 (collectively, the “Financial Statements”).  True and correct copies of the Financial Statements are attached hereto as Schedule 3.3.  To the respective Knowledge of Seller and Owner, the Financial Statements were prepared in accordance with Seller’s normal accounting practices, and fairly and accurately reflect, on a cash basis, the results of its operations as of the relevant dates thereof and for the respective periods covered thereby.  To the respective Knowledge of Seller and Owner, Seller has no debts, obligations or liabilities, fixed or contingent, of a nature that would be required, in accordance with Seller’s normal accounting practices, to be shown on a balance sheet and that are not shown on the balance sheet as of March 31, 2014 (the “Balance Sheet”), other than liabilities incurred after March 31, 2014 in the ordinary course of Seller’s business and consistent with past practice.

3.4                               Absence of Certain Changes.  Except as set forth in Schedule 3.4, since January 1, 2013, there has not been:

(a)                                 except in the ordinary course of Seller’s business, any sale, transfer, or other disposition of, or the incurrence or imposition of any Encumbrance of any kind on or affecting, any of the Purchased Assets;

(b)                                 any material damage, destruction or loss, whether or not covered by insurance, of any of the Purchased Assets;

(c)                                  the entry or violation of any judgment, order, writ or decree that has had or could reasonably be expected to have a Material Adverse Effect on Seller;

(d)                                 any material default or breach by Seller or any amendment, termination or revocation or, to the respective Knowledge of Seller and Owner, any material default or breach by any party other than Seller, or any written threatened termination or revocation of, any of the Assigned Contracts;

(e)                                  any actual or threatened amendment, termination or revocation of any of the Licenses and Permits; or

(f)                                   to the respective Knowledge of Seller and Owner, the occurrence of any other event or circumstance which has or is likely to have a Material Adverse Effect on Seller.

3.5                               Title to and Condition of Purchased Assets.

(a)                                 Fixed Assets.  To the respective Knowledge of Seller and Owner the Fixed Assets are in good working order and condition, ordinary wear and tear excepted, have been properly maintained, are suitable for the uses for which they are being utilized in the Business, do not require more than regularly scheduled maintenance in the ordinary course, consistent with Seller’s established maintenance policies, to keep them in good operating condition and comply with all requirements under applicable laws, regulations and licenses which govern the use and operation thereof.

(b)                                 Title to and Adequacy of Purchased Assets.  Except as disclosed on Schedule 3.5(b) hereto, Seller has, and on the Closing Date will convey and transfer to Buyer, good, complete and marketable title to all of the Purchased Assets, free and clear of all Encumbrances of any nature whatsoever other than restrictions on transfer of Assigned Contracts.  Except as set forth on Schedule 3.5(b), all of the Purchased Assets are in the exclusive possession and control of Seller and Seller has the unencumbered right to use, and to sell to Buyer in accordance with the terms and provisions of this Agreement, all of the Purchased Assets without interference from and free of the rights and claims of others.  Except as to the

Excluded Assets, the Purchased Assets constitute all of the assets, properties, rights, privileges and interest which Seller either owns or controls, or uses or holds for use in connection with the Business and, except as set forth on Schedule 3.5(b), the Purchased Assets constitute all of the assets, properties, rights and interests of Seller which are necessary for Buyer to own and operate the Business as currently conducted and as proposed to be conducted.

3.6                               Intellectual Property.

(a)                                 Set forth on Schedule 3.6(a) is a complete list of all Intellectual Property Rights, owned, licensed or used by Seller in connection with the Business (the “Business Intellectual Property Rights”).  Seller owns all right, title and interest in and to all Business Intellectual Property Rights free and clear of all Encumbrances.

(b)                                 To Seller’s and Owner’s respective Knowledge, no claims have been asserted or threatened against Seller by any person challenging Seller’s ownership, use or distribution of any Business Intellectual Property Rights or challenging or questioning the validity or effectiveness of any license or agreement relating thereto and Seller has never been a party to any action or proceeding that involves or involved any claim of infringement, misappropriation or other wrongful use or exploitation of the intellectual property or other proprietary rights of any other party.  To the respective Knowledge of Seller and Owner, the operation by Seller of its Business does not violate, and has not violated, any Intellectual Property Rights of any third party, including, without limitation, infringement, misappropriation or wrongful use or exploitation of intellectual property or other proprietary rights, and no third party has provided notice to Seller of a possible such violation.  Seller is not aware of any valid basis for any claim of the type specified in this Section 3.6(b).  To Seller’s and Owner’s respective Knowledge, no third party is violating, infringing, or misappropriating any Business Intellectual Property Right.

(c)                                  No license or other agreements have been made by Seller relating to the Business Intellectual Property Rights.

(d)                                 No Seller employee or contractor or Owner, nor any of their respective affiliates, has any right, title or interest in or to any Business Intellectual Property Right (other than by virtue of any Owner’s ownership of its interest in Seller).

(e)                                  The Business Intellectual Property Rights and any common law rights that have accrued to Seller constitute all of the Intellectual Property Rights necessary for the conduct of the Business as presently conducted by Seller.

3.7                               Assigned Contracts and Other Agreements.  Schedule 3.7 hereto contains an accurate and complete list of each material contract, agreement, indenture, note, lease, or other instrument or commitment, written or oral, which relates to or affects or could be reasonably likely to materially affect any of the Purchased Assets, the Assumed Obligations or the consummation of the transactions contemplated by this Agreement (the “Material Contracts”).  Accurate and complete copies of all of the Material Contracts have been furnished by Seller to Buyer.  The Material Contracts include, without limitation, each of the Assigned Contracts.  Each of the Material Contracts is a valid and binding obligation of Seller and, to Seller’s

Knowledge, the other parties thereto, enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and general principles of equity relating to the availability of equitable remedies.  There have not been any defaults by Seller or, to the Knowledge of Seller, defaults or any claims of default or claims of non-enforceability by the other party or parties under or with respect or any of Material Contracts which, individually or in the aggregate, would have a Material Adverse Effect on Seller, and to the Knowledge of Seller, there are no facts or conditions that have occurred or, as to assignability, except for the transaction contemplated by this Agreement, that are anticipated to occur which, with the passage of time or the giving of notice, or both, would constitute a default by Seller, or to the Knowledge of Seller, by the other party or parties, under any of the Material Contracts or would cause a creation or imposition of any Encumbrance upon any of the Purchased Assets or otherwise would have a Material Adverse Effect on Seller.  Except as described on Schedule 3.7, none of the Assigned Contracts contains any provisions which, after the date hereof, would (i) hinder or prevent Buyer from continuing to use any of the assets or property, tangible or intangible, that are the subject of the Assigned Contracts in the manner in which they are currently used, or (ii) impose any additional costs (other than scheduled fee increases or similar provisions contained therein) or burdensome requirements as a condition to their continued use which are not currently in effect.

3.8                               Conflicts.  Neither the execution and delivery of nor the consummation of the transactions contemplated by this Agreement or the Bill of Sale will or to the respective Knowledge of Seller and Owner could result in any of the following:  (a) a default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of the Articles of Organization, Operating Agreement or other governing instruments of Seller, or of any Assigned Contract, except any of the Assigned Contracts which require consent to assignment; (b) the creation or imposition of any Encumbrance on any of the Purchased Assets; (c) the violation or breach of any writ, injunction or decree that would become or is now applicable to or binding on any of the Purchased Assets; (d) except for any License or Permit that cannot be assigned or require third party consent, a loss or adverse modification of any license, franchise, permit or other authorization or right (contractual or other) to operate Seller’s Business or to own any of the Purchased Assets, granted to or otherwise held by Seller or used in its Business, which would have a Material Adverse Effect on the Business; (e) the right to cease or terminate any other business relationship or arrangement between Seller and any third party that would have a Material Adverse Effect on the Business; (f) the right to terminate any Assigned Contract, or the acceleration of the maturity of any indebtedness or other obligation of Seller which would have a Material Adverse Effect on the Business, or (g) any other consequence that would have a Material Adverse Effect on the Business.

3.9                               Payors.  Schedule 3.9 attached hereto sets forth a list of (a) each payor of Seller who accounted for more than five percent (5%) of the revenues of Seller for each of the fiscal years ended December 31, 2012 and December 31, 2013 and for the interim period ended March 31, 2014 (the “Payors”), and (b) the top ten (10) suppliers of Seller (based on the amount of payments made to such suppliers during the fiscal year ending December 31, 2013 and the interim period ended March 31, 2014 showing, with respect to each, the name and dollar volume involved (the “Suppliers”).  No Payor or Supplier of Seller has cancelled or otherwise terminated its relationship with Seller or has materially decreased its usage or purchase of the services or products of Seller, as applicable.  No Payor or Supplier has, to Seller’s or Owner’s

respective Knowledge, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with Seller or to decrease materially or limit its usage, purchase or distribution of the services or products of Seller.

3.10                        Warranties and Liabilities.  Schedule 3.10 attached hereto sets forth the return policies (the “Return Policies”) of, and all Warranties (as hereinafter defined) given or made by, Seller relating to its Business.  “Warranties” shall mean all service, repair, replacement and other obligations based upon or arising out of express and implied warranties made or deemed made in connection with Seller’s Business.  Seller has not extended or granted any return rights or given or made any Warranties with respect to its Business, except for those set forth in Schedule 3.10.  Except as set forth in Schedule 3.10, Seller has not paid settled any customer claim for any return under Seller’s Return Policies or alleged or actual breach of any Warranties in excess of $1,000, individually or on an aggregate basis with regard to any customer.  Except as otherwise set forth in Schedule 3.10, Seller and Owner does not have any respective Knowledge of any present or future claim against Seller, whether or not fully covered by insurance, for liability on account of negligence or liability or on account of any Return Policies or Warranties which would have, individually or in the aggregate, a Material Adverse Effect on Seller, and adequate reserves have been set aside in the Financial Statements for claims relating to Warranties and returns.

3.11                        Compliance with Law/Permits.

(a)                                 To Seller’s and Owner’s respective Knowledge, Seller is in material compliance with all, and is not in violation of any, laws, ordinances, orders, decrees, rules or regulations of any governmental agency or authority.  No (i) charges of violations of laws or regulations relating to its Business have been made or, to Seller’s Owner’s respective Knowledge, threatened in writing, (ii) proceedings or investigations relating to its Business are pending or, to Seller’s and Owner’s respective Knowledge, have been threatened in writing, and (iii) citations or notices of deficiency have been issued or, to Seller’s and Owner’s respective Knowledge, have been threatened in writing , against Seller relating to or arising out of its Business by any governmental authorities, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller; and, to Seller’s and Owner’s respective Knowledge, there are no facts or circumstances upon which any such charges, proceedings, investigations, or citations or deficiency notices, reasonably may be instituted, issued or brought hereafter.

(b)                                 Schedule 3.11 contains a true, correct and complete list of all material governmental licenses, permits, authorizations, franchises, or certificates or rights (contractual or other) to operate Seller’s Business, that are held by Seller (collectively, “Licenses and Permits”).  To the respective Knowledge of Seller and Owner, all of such Licenses and Permits are in full force and effect at the date hereof.  There is no other license, permit, authorization, franchise, certificate or right to operate the absence of which has had a Material Adverse Effect on Seller.  Seller is in material compliance with the conditions and requirements imposed by or in connection with such Licenses and Permits.  Seller has not received any notice, nor does Seller or Owner have any respective Knowledge, that any governmental authority intends to cancel, terminate or modify any of such Licenses or Permits. Seller has not received any safety inspection and quality assurance reports, prepared by any employees or consultants of Seller or by any governmental authorities relating to its Business or the products licensed or sold or the services rendered by Seller in its Business.

3.12                        Taxes and Tax Returns.  For purposes of this Agreement (a) the term “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not; and (b) the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement (including, without limitation, information returns or reports related to back-up withholding and any payments to third parties) relating to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.  All Tax Returns required to be filed with any taxing authority with respect to any taxable period ending on or before the date of this Agreement, or the Closing Date, as applicable, by or on behalf of Seller, have been or will be filed when due.  All such Tax Returns are or will be true, complete and correct in all material respects.  Buyer shall have no liability or obligation whatsoever, and shall not incur any loss, expense or cost, and none of the Purchased Assets, or any assets of Buyer, shall be subjected to any Encumbrance, by reason of any Taxes arising out of (x) Seller’s Business as conducted by Seller prior to the consummation of the sale hereunder of the Purchased Assets to Buyer, or (y) any other operations or activities of Seller whether conducted prior to the date hereof or hereafter.  Seller further represents and warrants that it is relying solely on its own accountants and advisors for advice as to the tax consequences to it of the transactions contemplated hereby.

3.13                        Litigation and Proceedings.  Except as set forth on Schedule 3.13, there is no action, suit, proceeding or investigation, or any counter or cross-claim in an action brought against, by or on behalf of Seller, whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to Seller’s and Owner’s respective Knowledge, threatened, which (i) could reasonably be expected to affect adversely Seller’s ability to perform its obligations under this Agreement, or the Bill of Sale or complete any of the transactions contemplated hereby or thereby, or (ii)  which may become a claim, or liability against Buyer or the Purchased Assets.  To Seller’s and Owner’s respective Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any actions of the type set forth in this Section 3.13.  Seller is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller, any of the Purchased Assets or its Business that affects, involves or relates to the Purchased Assets.

3.14                        Environmental and Safety Matters.  To Seller’s and Owner’s respective Knowledge, (i) except as set forth in Schedule 3.14, no Hazardous Materials have been present at Seller’s business premises in violation of any Environmental Law, (ii) except as set forth in Schedule 3.14, no Release (as defined below) of any Hazardous Materials has occurred at, upon or under Seller’s business premises, (iii) Seller does not have any current contingent liability in connection with the Release of any Hazardous Materials into the indoor or outdoor environment

(whether on-site or off-site), (iv) except as set forth in Schedule 3.14, Seller is not, nor will be, prior to the Closing Date, engaged in the generation, transportation, treatment, storage or disposal of Hazardous Materials in violation of any Environmental Law, (v) except as set forth in Schedule 3.14, Seller’s business premises do not now contain, nor during Seller’s possession contained, any perchloroethylene or related cleaning solvents or chemical agents, (vi) Seller is in material compliance with all Environmental Law (hereinafter defined) now in effect relating to Hazardous Materials and applicable to Seller’s business premises and their business operations, (vii) Seller has provided to Buyer all environmental-related audits, studies, reports, analyses, and results of investigations in their possession that have been performed by Seller with respect to Seller’s business premises and (viii) Seller has not received any notice of writs, injunctions, decrees, orders or judgments outstanding, or suits, claims, actions, proceedings or investigations instituted or threatened under any Environmental Law applicable to Seller’s business premises.

As used in this Section 3.14, the term “Environmental Law” means any federal, state or local statute, regulation, ordinance, or rule of common law in any way relating to the protection of human health and safety or the environment including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”), (ii) the Hazardous Materials Transportation Act (49 U.S.C. App. §1801 et seq.), (iii) the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), (iv) the Clean Water Act (33 U.S.C. §1251 et seq.), (v) the Clean Air Act (42 U.S.C. §7401 et seq.), (vi) the Toxic Substance Control Act (15 U.S.C. §2601 et seq.), (vii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.) and (viii) the Occupational Safety and Health Act (29 U.S.C. §651 et seq.), and the regulations promulgated pursuant thereto.

As used in this Section 3.14, the term “Hazardous Materials” means any substance, material or waste which is regulated by the United States, or any state or local governmental authority including, without limitation, perchloroethylene or related cleaning solvents or chemical agents, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.

As used in this Section 3.14, the term “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into indoor or outdoor environment, or into or out of any property.

3.15                        Employee Benefit Plans.

(a)                                 Schedule 3.15 sets forth a list of all of Seller’s employee benefit plans, as defined in Section 3(3) of ERISA and a true and complete list of all other profit-sharing, deferred compensation (including a list of participants therein), bonus, stock option, stock purchase, stock bonus, phantom stock, vacation pay, holiday pay, severance, dependent care assistance, excess benefit, incentive compensation, salary continuation, medical, life or other insurance, employment, severance, termination, golden parachute, consulting, supplemental retirement plan or agreement, supplemental unemployment and other employee benefit plans, programs, agreements or arrangements, including all unwritten employee benefit plans, programs, agreements and arrangements, if any, maintained or contributed to by Seller for the benefit of its employees (or former employees) or independent contractors and/or their beneficiaries (the “Benefit Plans”).  Schedule 3.15 also contains written summaries of any such Benefit Plans that have not been reduced to writing.  An arrangement will not fail to be a Benefit Plan simply because it only covers one individual, or because obligations under the plan arise by reason of its being a “successor employer” under applicable law.

(b)                                 To the Seller’s and Owner’s respective Knowledge, all Benefit Plans are, and in administering such plans Seller is, in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.  Schedule 3.15(b) lists each Benefit Plan pursuant to which any amount may become payable (whether currently or in the future), any of the benefits of which will be increased, or the vesting of the benefits under which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(c)                                  To the Seller’s and Owner’s respective Knowledge, all costs of administering and contributions required to be made by Seller to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code or any other applicable law have been timely made.  All amounts properly accrued to date as liabilities of Seller under or with respect to each Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the Benefit Plan have been recorded on the appropriate books, to the extent required by law or GAAP.

(d)                                 To the Seller’s and Owner’s respective Knowledge, each Benefit Plan has been maintained and operated in accordance with, and complies currently with, in all material respects, all applicable laws, including but not limited to ERISA and the Code.  Each Benefit Plan has been operated in all material respects in accordance with its terms.  Furthermore, the Internal Revenue Service has issued a favorable determination letter with respect to each Benefit Plan that is intended to qualify under Section 401(a) of the Code, which letter takes into account any amendment to each such Benefit Plan, and, no event has occurred (either before or after the date of the letter) that would disqualify the plan.

(e)                                  Seller does not maintain any plan that provides (or will provide) medical or death benefits to one or more, current or future former employees (including retirees) beyond their retirement or other termination of service, other than benefits that are required to be provided pursuant to Section 4980B of the Code or state law continuation coverage or conversion rights.

(f)                                   There are no proceedings or lawsuits, pending or, to Seller’s or Owner’s respective Knowledge, threatened, and, to Seller’s or Owner’s respective Knowledge, there are no investigations currently in progress relating to any Benefit Plan, by any administrative agency, whether local, state or federal or by any fiduciary, participant or beneficiary of such plan.

3.16                        Collective Bargaining Arrangements.  Except as set forth on Schedule 3.16, Seller is not a party to or bound by any employee collective bargaining agreement, a party to or affected by or, to Seller’s or Owner’s respective Knowledge, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of Seller.

3.17                        Employees, Directors and Officers.  Schedule 3.17 comprises a complete and correct list of all of Seller’s present employees who devote a significant portion of their time to the Business (“Employees”), including the direct compensation (including wages, salaries and actual or anticipated bonuses) to be paid in the current fiscal year to such persons.  Except as provided on Schedule 3.17: (a) no unpaid salary, other than for the immediately preceding pay period and other than pursuant to the existing deferred compensation plans of Seller, is now payable to any of such Employees; and (b) the employment of all employees of Seller is “at will” and may be terminated by Seller without payment of any severance or other compensation other than accrued compensation.  To Seller’s or Owner’s respective Knowledge, Seller (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to its employees, (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any governmental entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees.

3.18                        Operational Restrictions.  Except as set forth on Schedule 3.18, Seller’s Business is not subject to (a) any restrictions under any applicable laws or regulations or (b) any charter or other corporate or contractual restriction or (c) any judgment, order, writ, injunction, decree or order, which has had or could reasonably be expected to have a Material Adverse Effect on Seller’s Business.

3.19                        Inventory.  To the Seller’s and Owner’s respective Knowledge, the supplies and other inventories of Seller materially, are in good and marketable condition and are useable in the ordinary course of business and all customer-owned goods have been maintained, and write-offs taken for unclaimed orders, consistent with practices customary to the dry cleaning industry.  Since the date of the Financial Statements, Seller has maintained inventory at levels consistent with Seller’s past practices in the ordinary course of business.

3.20                        No Broker.  Except for Rix Business Sales, Seller has not retained or used the services of an agent, finder or broker in connection with the transactions contemplated by this Agreement.  Seller shall pay, and shall indemnify, hold harmless and defend Buyer from and against, all commissions, finder’s and other fees and expenses charged or asserted by any agent, finder or broker, by reason of any such retention or use of the services of any such agent, finder or broker by Seller.

3.21                        Representations and Warranties of Seller and Owner.  The representations and warranties of Seller and Owner contained herein, and the disclosures contained in Seller’s Disclosure Schedule, do not contain any statement of a material fact that was untrue when made or omit any information necessary to make any such statement contained therein, in light of the circumstances under which such statement was made, not misleading.  To the Seller’s and

Owner’s respective Knowledge, the copies of all documents furnished by Seller to Buyer pursuant to the terms of this Agreement are complete and accurate copies of the original documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the representations and warranties set forth in this Article IV to Seller:

4.1                               Authority and Binding Effect.  Buyer has the full corporate power and authority to execute and deliver this Agreement and the Bill of Sale (as hereinafter defined).  This Agreement and the Bill of Sale and the consummation by Buyer of its obligations contained herein and therein have been duly authorized by all necessary corporate actions of Buyer and such agreements have been duly executed and delivered by Buyer.  This Agreement is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, and, upon execution and delivery, the Bill of Sale will be a valid and binding agreement of Buyer and shall be enforceable against it in accordance with its terms, except as enforceability of the obligations of Buyer under this Agreement and the Bill of Sale may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general principles of equity relating to the availability of equitable remedies (whether such agreements are sought to be enforced in a proceeding at law or a proceeding in equity).  It is not necessary for Buyer to take any action or to obtain any approval, consent or release by or from any third person, governmental or other entity, to enable Buyer to enter into or perform its obligations under this Agreement and the Bill of Sale.

4.2                               Organization and Standing.  Buyer is a corporation duly organized and validly existing under and is in good standing under the laws of the State of Delaware.  Buyer has requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted.  Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business conducted by it or the location of the properties owned or leased by it make such qualification necessary, except for jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on Buyer.

4.3                               Compliance with Other Instruments.  The execution and delivery of this Agreement, the Bill of Sale and all other agreements to be entered into in connection herewith and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of any law, rule, regulation, judgment, order, decree or ordinance applicable to Buyer or its properties or assets, or conflict with or result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit, under any provision of the Certificate of Incorporation or bylaws of Buyer.

4.4                               Governmental Consent, etc..  No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation by

Buyer of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not have a Material Adverse Effect on Buyer.

4.5                               Litigation and Proceedings. There is no action, suit, proceeding or investigation, or any counter or cross-claim in an action brought against, by or on behalf of Buyer, whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to Buyer’s Knowledge, threatened, which could reasonably be expected to affect adversely Buyer’s ability to perform its obligations under this Agreement or the Bill of Sale or complete any of the transactions contemplated hereby or thereby.

4.6                               Broker Fees.  Buyer shall pay, and shall indemnify, hold harmless and defend Seller from and against, all commissions, finder’s and other fees and expenses charged or asserted by any agent, finder or broker, by reason of any such retention or use of the services of any such agent, finder or broker by Buyer.

4.7                               Sufficient Funds.  Buyer is currently working to complete a significant financing.  If successful, Buyer expects to have sufficient cash on hand, to pay the Purchase Price on the Closing Date.  In connection with such a financing Buyer is currently preparing a registration statement on Form S-1 to be filed with the Securities Exchange Commission (the “Registration Statement”).  Buyer further acknowledges that it has engaged (i) an investment bank to act as the lead managing underwriter and sole book running manager in connection with a Qualifying IPO and (ii) Independent Auditors to complete the audit of its financial statements to be included in its Registration Statement.

4.8                               Representations and Warranties of Buyer.  The representations and warranties of Buyer contained herein do not contain any statement of a material fact that was untrue when made or omits any information necessary to make any such statement contained therein, in light of the circumstances under which such statement was made, not misleading.  The copies of all documents furnished by Buyer to Seller pursuant to the terms of this Agreement are complete and accurate copies of the original documents.

4.9                               Limitations on Seller’s Representations and Warranties.  The Buyer hereby acknowledges and agrees that, except as expressly set forth in Article IV, Seller makes, and the Buyer is not relying on, any representation or warranty of any kind whatsoever, express or implied, at law or in equity, in connection with or with respect to any of the Purchased Assets, the Assumed Liabilities, the Business or otherwise, or with respect to any information provided to the Buyer, including with respect to any representations or warranties of merchantability, fitness for any particular purpose or use, title, or non-infringement and that all other representations and warranties are disclaimed by Seller.  The Buyer further acknowledges and agrees that, except as expressly set forth in Article IV, the Buyer is purchasing the Purchased Assets on an “as-is, where-is” basis.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE CLOSING

Between the date hereof and the Closing, and except as otherwise consented to by Buyer in writing, Seller covenants as follows:

5.1                               Access.  Except as may be prohibited by law, by the terms of any Contract or under any confidentiality agreement, or as may be required to preserve the confidentiality of privileged or otherwise protected information, Seller shall give to Buyer and its representatives, from and after the Effective Date, access during normal business hours to Kirby Schnebly and Stephen R. Mailloux (“Mr. Mailloux”), and such copies of Seller Financial Statements, books and records, and contracts and leases and other documentation, so as to enable Buyer to inspect and evaluate all aspects of the Business and operations, assets, operating results (including without limitation, revenues, cash flows and tax returns for the last three (3) years), condition (financial and otherwise), future prospects and projections, financial controls, current and contingent liabilities, employees and consultants, capitalization, ownership, and legal affairs relating to Seller’s Business.  Buyer agrees to conduct its review, and to cause its representatives to conduct their review, in a manner designed to minimize any disruption of Seller’s business and to not intentionally alert any of Seller’s employees of this pending transaction.

5.2                               Conduct of Seller’s Business.  Unless Buyer’s prior consent is obtained (which consent shall not be unreasonably withheld or delayed), from the Effective Date until the Closing or termination of this Agreement, whichever first occurs, Seller shall operate and conduct its business diligently and only in the ordinary course, consistent with past practices and not make any material change in its methods of accounting (except as required by GAAP or as required hereunder), management, marketing or operations.  In furtherance thereof, unless Buyer’s prior consent to do otherwise is obtained (which consent shall not be unreasonably withheld or delayed), Seller shall:

(a)                                 obtain approval from Buyer prior to undertaking any new material business opportunity outside the ordinary course of business;

(b)                                 confer at the request of Buyer with one or more designated representatives of Buyer to report material operational matters and to report the general status of ongoing business operations;

(c)                                  notify Buyer of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings or submissions involving any property or other assets of Seller;

(d)                                 except as contemplated by this Agreement, confer with Buyer prior to (i) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of Seller except as contemplated herein, (ii) increasing compensation, bonus or other benefits payable or otherwise made available to current or former directors, officers or employees of Seller (other than in the ordinary course of business salary increases for employees other than officers and directors), (iii) declaring or paying any bonuses or year-end payments to any current or former directors, officers or employees of Seller, or (iv) establishing, adopting, or amending (except as required by applicable law), any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of Seller;

(e)                                  except in the ordinary course of business and consistent with past practices, not (i) create or incur any indebtedness, or (ii) release or create any Encumbrance of any nature whatsoever;

(f)                                   write-off or write-down any assets of Seller, other than in the normal course of business;

(g)                                  not make any changes in its accounting methods or practices or revalue its assets, except for (i) those changes required by GAAP, and (ii) changes in its tax accounting methods or practices that may be necessitated by changes in applicable Tax laws;

(h)                                 not sell or otherwise dispose of any material asset or make any material commitment relating to its assets other than in the ordinary course of business or enter into or terminate any lease of real property other than in the ordinary course of business;

(i)                                     not transfer or license to any Person or otherwise extend, amend or modify any rights to the Business Intellectual Property Rights of Seller, other than in the ordinary course of business consistent with past practice;

(j)                                    not (i) enter into any new Material Contract, other than in the ordinary course of business consistent with past practices, or (ii) except in the ordinary course of business or as contemplated by this Agreement, Materially modify, amend or terminate any Material Contract to which Seller is a party or waive, release, or assign any material rights or claims thereunder, in any such case in a manner that may cause a Material Adverse Effect on Buyer;

(k)                                 not enter into or propose to enter into an agreement providing for the possible acquisition by Seller or any of its subsidiaries (by way of merger, purchase of capital stock, purchase of assets or otherwise) of any material portion of the capital stock or assets of another entity;

(l)                                     not take any actions that could reasonably be expected to result in a Material Adverse Effect on the Business; or

(m)                             authorize any of, or commit or agree to take any of, the foregoing actions.

5.3                               Negotiation With Others.  From and after the date hereof until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article XI, neither Seller, World Cleaners nor Owner shall, directly or indirectly, (i) solicit, conduct discussions with or engage in negotiations with any person, other than Buyer, relating to the possible acquisition of Seller or any of its subsidiaries (whether by way of merger, purchase of ownership interests, purchase of assets or otherwise) or any material portion of its or their ownership interests or assets (each an “Acquisition Proposal”), (ii) provide information with respect to Seller or any of its subsidiaries to any person, other than Buyer, relating to the possible acquisition of Seller or any of its subsidiaries (whether by way of merger, purchase of ownership interests, purchase of assets or otherwise) or any material portion of its or their ownership interests or assets, (iii) enter into an agreement with any person, other than Buyer, providing for the acquisition of Seller or any of its subsidiaries (whether by way of merger, purchase of ownership interests, purchase of assets or otherwise) or any material portion of its or their ownership interests or assets, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of Seller or any of its subsidiaries (whether by way of merger, purchase of ownership interests, purchase of assets or otherwise) or any material portion of its or their ownership interests or assets by any person, other than by Buyer.  Seller shall immediately terminate all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to, an Acquisition Proposal.

5.4                               Notification of Certain Matters.  Seller shall give prompt notice to Buyer of (i) the occurrence or non-occurrence, to Seller’s Knowledge, of any event the occurrence or non-occurrence of which would cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to Buyer.

ARTICLE VI

OBLIGATIONS SURVIVING THE CLOSING

6.1                               Payment of Secured Obligations and Termination of Liens and Encumbrances.  Seller hereby covenants that Seller shall have arranged to pay, at the Closing, all of the indebtedness or other obligations, other than Assumed Obligations, listed on Schedule 6.1 (the “Secured Obligations”) and for the holders of the Secured Obligations to deliver, in exchange for such payment, (i) UCC Termination Statements or such other instruments and documents as Buyer may reasonably request to effectuate the removal and termination of any Encumbrances affecting any of the Purchased Assets and evidence the release by such holders of any claims they may have against the Purchased Assets or Seller’s Business, and (ii) such documents as Buyer may reasonably request to evidence the payment of such Secured Obligations.  If it is determined at any time hereafter that Seller failed to remove or cause to be removed, without liability or cost or expense to Buyer and without the disposition or diminution in the value of any of the Purchased Assets, any Encumbrance on any of the Purchased Assets that was in existence on or prior to the Closing Date, or if any Encumbrance is imposed or placed on any of the Purchased Assets (or any replacements thereof) after the Closing Date as a result of any act or omission of Seller, occurring on, prior to or after the Closing Date, then, without limiting any other right or remedy Buyer may have, Seller shall cause such Encumbrance to be removed at no expense or liability to Buyer, and without any reduction or disposition of any of the Purchased Assets; provided, that in the first instance Buyer shall notify Seller of the Encumbrance and provide Seller with an opportunity to cause such Encumbrance to be removed.

6.2                               Further Assurances.  Each party hereto shall execute and deliver after the date hereof and after Closing such instruments and take such other actions as the other party may reasonably request in order to carry out the terms, conditions and intent of this Agreement or to better evidence or effectuate the transactions contemplated herein.  Prior to the Closing, Buyer will offer employment to the Employees listed in Schedule 6.2, and Seller shall use good faith efforts to cause such employees to accept employment with Buyer.

6.3                               Expenses.  Unless otherwise specifically provided for herein, each party shall pay all of its respective costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and the other agreements contemplated hereby, and in carrying out and closing the transactions contemplated by this Agreement whether or not this Agreement or the transactions contemplated hereby are ever consummated.  Notwithstanding the foregoing, if the transactions contemplated hereby are not consummated because this Agreement is terminated pursuant to Section 11.1(d) or Buyer fails to consummate a Qualifying IPO, Buyer agrees to pay Seller’s costs and expenses incurred by it in preparing the Audits, negotiating, preparing and performing under this Agreement, and the other agreements contemplated hereby, not to exceed One Hundred Thousand Dollars ($100,000), less any Expense Prepayment Fees previously delivered.

6.4                               Taxes.  Buyer shall pay all Taxes imposed in the form of sales tax arising from the sale of the Purchased Assets pursuant to this Agreement.  Seller shall pay all Taxes of any kind or nature arising from (i) the conduct or operation of the Business up to the Closing Date and the conduct or operation by Seller, prior to or after the Closing Date, of any other business or business activities operations, (ii) its sale of the Purchased Assets pursuant to this Agreement, other than the sales tax obligations assumed by Buyer under this Section 6.4, (iii) a proportionate share of Taxes attributable to the portion of any Straddle Period occurring on or before the Closing Date, and (iv) any liquidation, partial or whole, of Seller.  If any Taxes required under this Section 6.4 to be borne by Seller are assessed against Buyer or any of the Purchased Assets, Buyer shall notify Seller in writing promptly thereafter and Seller shall be entitled to contest, in good faith, such assessment or charge so long as such assessment does not cause a Material Adverse Effect on Buyer or the Purchased Assets or Buyer’s business.  Notwithstanding the foregoing, Buyer may after ten (10) days prior written notice to Seller (but shall not be obligated to) pay any such Taxes assessed against it, its business or any of the Purchased Assets, but which are payable by Seller pursuant hereto, if Buyer’s failure to do so, in the reasonable judgment of Buyer, could result in the immediate imposition of an Encumbrance on any of the Purchased Assets or any other assets of Buyer or if Seller fails to contest such assessment or charge diligently and in good faith.  If in accordance with the immediately preceding sentence, Buyer pays any Taxes which pursuant hereto are required to be borne by Seller, Buyer shall be entitled to reimbursement thereof from Seller in accordance with the indemnity provisions set forth in Article XII hereof.

6.5                               Non-Competition, Non-Solicitation and Confidentiality.

(a)                                 For purposes of this Section 6.5:

(i)                                     the term “Competitive Business” shall mean any business directly in competition with the Business and specifically does not include any business currently conducted by United Cleaners Supply, Inc. and/or United Cleaners Supply, LLC (collectively, “UCS”) and any of their successor or assigns whether by merger or sale of substantially all of their assets; and

(ii)                                  the term “Territory” shall mean the State of Nevada.

(b)                                 Noncompetition. Seller represents that Seller has no affiliates; provided, however, Owner owns UCS and other companies in a similar business.  Neither Seller, World Cleaners, Owner nor any affiliate of Owner shall, directly or indirectly, engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative, or otherwise) in any Competitive Business in the Territory during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date.  Nothing herein shall prevent or limit Seller’s or Owner’s ownership in any publicly traded company, provided that Seller’s and Owner’s collective ownership interest therein is less than two percent (2%) of the outstanding equity of such company.  The parties hereto agree that the covenants set forth in this Section 6.5 are reasonable with respect to their duration, geographical area, and scope.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.5 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(c)                                  Nonsolicitation.  Seller, World Cleaners and Owner agree that, during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Nonsolicitation Period”), neither Seller, World Cleaners, Owner nor any of their respective affiliates shall (i) directly or indirectly contact, approach, or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any of the five (5) most highly compensated persons employed by Seller in the Business immediately prior to the Closing Date (or at any time within the twelve months preceding the Closing Date) without the prior written consent of Buyer, or (ii) induce or attempt to induce any payor or other business relation of Seller into any business relationship which might cause a Material Adverse Effect on Buyer.

(d)                                 Confidentiality. After the Closing Date, Seller, World Cleaners, and Owner shall and each shall cause their respective affiliates to treat and hold as confidential any information concerning the Business of Seller (including, without limitation, all Intellectual Property Rights included in the Purchased Assets) that is marked confidential or proprietary and not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement or as otherwise required to comply with applicable law, and at any time upon the reasonable request of Buyer deliver promptly to Buyer all tangible embodiments (and, except as may be required to comply with applicable law, all copies) of the Confidential Information which are included within the Purchased Assets and which are in its possession or under its control following the Closing Date.  In the event that after the Closing Date Seller, World Cleaners, Owner or any of

their respective affiliates, is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process or by any order of governmental entity) to disclose any Confidential Information, such disclosing party shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.5(d).  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller, World Cleaners, Owner or any of their respective affiliates is on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, Seller, World Cleaners, Owner and/or any of their respective affiliates may disclose the Confidential Information to the tribunal; provided that Seller, World Cleaners, Owner or any of their respective affiliates, as the case may be, shall use its or their commercially reasonable efforts to obtain, at the request and sole cost and expense of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

6.6                               Supply Agreement.  For a period of five (5) years following the Closing Date, Buyer hereby agrees to purchase its dry cleaning and laundry supplies from UCS pursuant to the terms of the Supply Agreement, substantially in the form attached hereto as Exhibit C.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties of Buyer contained in this Agreement shall survive the Closing Date and of Seller shall survive until the first anniversary of the Closing Date, except for the representations and warranties in Sections 3.1 (Authority and Binding Effect), 3.5(b) (Title to and Adequacy of Purchased Assets) (but only the first sentence thereof), and 3.20 (Brokers), which shall survive indefinitely.  The covenants or agreements of the Parties contained in this Agreement that contemplate action to be taken or not taken or obligations in effect after the Closing shall survive in accordance with their terms. This Article VII shall not limit any covenant or agreement of the parties contained in this Agreement that by its terms contemplates performance after the Closing, and shall not extend the applicability of any covenant or agreement of the Parties contained in this Agreement that by its terms relates only to a period between the date of this Agreement and the Closing.

Notwithstanding anything to the contrary, no claim may be made with respect to any representations or warranties under this Agreement after the expiration of the applicable survival period set forth in this Article VII.  Written notice of a claim must be given by a party in accordance with the provisions of this Agreement prior to the expiration of the applicable representations and warranties.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligation of Buyer to consummate the purchase of the Purchased Assets from Seller is subject to the fulfillment, or the waiver by Buyer, at or prior to the Closing, of each of the following conditions precedent:

8.1                               Representations and Warranties.  The representations and warranties made by Seller in Article III, shall be true and correct in all material respects, unless modified by materiality in the representation or warranty, in which case they shall be true and correct in all respects, on the date hereof and at and as of the Closing Date, with the same force and effect as if made again at and as of that time.

8.2                               Performance of Obligations.  Seller shall have performed and complied, in all material respects with all of the covenants required by this Agreement to have been performed prior to the Closing.

8.3                               Absence of Material Litigation.  There shall be (a) no pending or overtly threatened litigation (other than litigation which is determined by the parties in good faith, after consulting their respective attorneys, to be without legal or factual substance or merit), whether brought against Seller or Buyer, that seeks to enjoin the consummation of any of the transactions contemplated by this Agreement, (b) no order that has been issued by any court or governmental agency having jurisdiction that restrains or prohibits the consummation of the purchase and sale of the Purchased Assets hereunder and no proceedings pending which are reasonably likely to result in the issuance of such an order; and (c) no pending or overtly threatened litigation, which has had or is reasonably expected to have a Material Adverse Effect on the Business.

8.4                               No Material Adverse Change.  Since the date of this Agreement, there shall not have been any change in or other event that has had or reasonably is expected to have a Material Adverse Effect on the Business.

8.5                               Certificates.  Buyer shall have received from Seller a certificate executed by the Manager or President of Seller, dated as of the Closing Date and reasonably satisfactory in form and substance to Buyer, certifying that (i) each of the representations and warranties of Seller contained in Article III is true and correct on and as of the Closing Date, and (ii) Seller has performed and complied, with all of their covenants required to have been performed or complied with by it pursuant hereto on or prior to the Closing Date.

8.6                               Delivery of Additional Instruments.  On the Closing Date, Seller shall deliver, or cause to be delivered to Escrow, the following documents and instruments, in the form required herein, unless waived in writing by Buyer:

(a)                                 The Bill of Sale and Assumption Agreement in substantially the form of Exhibit D hereto, duly executed by Seller (the “Bill of Sale”);

(b)                                 Evidence of the receipt of all required approvals of governmental authorities and all third party consents necessary to enable Seller to consummate the transactions contemplated herein, a list of which is attached hereto as Schedule 8.6(b);

(c)                                  UCC termination statements and such instruments and other documents as Buyer may reasonably request, from all persons holding any security interests or other Encumbrances or any other adverse interests in or on any of the Purchased Assets, terminating and discharging all of such security interests and Encumbrances.

(d)                                 A good standing certificate, dated as of a date that is not more than ten (10) days prior to the Closing Date, from the Nevada Secretary of State, for Seller;

(e)                                  Such other documents and instruments as Buyer or Buyer’s counsel may reasonably request so as better to evidence or effectuate the transactions contemplated hereby.

8.7                               Employment Agreement.  Buyer shall have entered into an agreement for continued employment with Mr. Mailloux, effective as of the Closing Date.

8.8                               Leases.  As of the Closing Date, Seller shall be prepared to have existing leases in the name of Seller assigned to Buyer with the prior written consent and approval of the owner(s) of such property, or alternatively, if approved by the landlords and acceptable to Seller, at the election of Buyer, Buyer shall be prepared to enter into new lease agreements, with terms acceptable to Buyer, for the leased real properties set forth on Schedule 1.1(e) (the “Lease Agreements”).

8.9                               Audited Financial Statements.  Seller shall have delivered the Financial Statements for 2012 and 2013, audited by an Independent Accounting Firm.

8.10                        Closing of IPO.  Buyer shall have received the net proceeds from a Qualifying IPO.

8.11                        Due Diligence.  Buyer will have completed its remaining due diligence and will have found the results of such review and/or audit satisfactory in its sole discretion.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligation of Seller to consummate the sale of the Purchased Assets to Buyer is subject to the fulfillment, or the waiver by Seller, at or prior to the Closing, of each of the following conditions precedent:

9.1                               Representations and Warranties.  The representations and warranties made by Buyer in Article IV shall be true and correct in all material respects, unless modified by materiality in the representation or warranty, in which case they shall be true and correct in all respects, on the date hereof and at and as of the Closing Date, with the same force and effect as if made again at and as of that time.

9.2                               Performance of Obligations.  Buyer shall have performed and complied in all material respects with all of its covenants required by this Agreement to have been performed by it at or prior to the Closing.

9.3                               Certificates.  Seller shall have received from Buyer a certificate executed by an executive officer of Buyer, dated as of the Closing Date and reasonably satisfactory in form and substance to Seller, certifying that (i) each of the representations and warranties of Buyer contained herein is true and correct on and as of the Closing Date, and (ii) Buyer has performed and complied, with all of its covenants required to have been performed or complied, with by it pursuant hereto on or prior to the Closing Date.

9.4                               Deliverables.  On the Closing Date, Buyer shall deliver, or cause to be delivered to Escrow the Bill of Sale and Supply Agreement.

9.5                               Delivery of Consideration.  Concurrently with the closing of the Qualifying IPO, Buyer shall deliver to Escrow a cash payment in the amount of the portion of the Closing Consideration described in Section 2.1 hereof.

ARTICLE X

THE CLOSING

The consummation of the transactions contemplated hereby (the “Closing”) shall take place on the first business day following the satisfaction or waiver of the closing conditions set forth in Article VIII and Article IX above (the “Closing Date”) at the offices of Escrow or at such other date and place as the parties may agree and shall be deemed to occur at 12:00 p.m., local time, on such date.

10.1                        Closing Deliveries of Seller.  At the Closing, Escrow shall deliver, or cause to be delivered to Buyer, the documents and instruments set forth in Article VIII above, in form and substance reasonably satisfactory to Buyer and its counsel.

10.2                        Closing Deliveries of Buyer.  At the Closing, Escrow shall deliver, or cause to be delivered, the Purchase Price to Seller and the documents and instruments set forth in Article IX above, in form and substance reasonably satisfactory to Seller and its counsel.

ARTICLE XI

TERMINATION

11.1                        Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

(a)                                 by mutual written agreement of Buyer and Seller;

(b)                                 by Buyer if any condition to the obligations of Buyer under this Agreement to be complied with or performed by Seller at or before the Closing shall not have been complied with or performed prior to November 30, 2014 and such noncompliance or nonperformance shall not have been waived by Buyer;

(c)                                  by either Buyer or Seller if any judgment, injunction, order or decree of a court or other governmental entity of competent jurisdiction enjoining Buyer or Seller from consummating the transactions contemplated by this Agreement shall have been entered and such judgment, injunction, order or decree shall have become final and non-appealable; or

(d)                                 by Seller if any condition to the obligation of Seller under this Agreement to be complied with or performed by Buyer at or before the Closing shall not have been complied with or performed prior to November 30, 2014 and such noncompliance or nonperformance shall not have been waived by Seller.

11.2                        Procedure Upon Termination.  In the event of termination of this Agreement by Buyer or Seller or by both Buyer and Seller pursuant to Section 11.1 hereof, the transactions contemplated herein shall be abandoned with further action by Buyer.  In addition, if this Agreement is terminated as provided herein:

(a)                                 Each party will redeliver all documents, workpapers and other material (and all copies thereof) of or furnished by any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

(b)                                 Subject to Sections 2.3 and 6.3, the Escrow Agent shall return to the depositor thereof any funds and interest thereon accrued while in Escrow and materials previously placed in Escrow and remaining in Escrow; subject to Section 2.3 and 6.3, the Seller shall return to the Buyer any of the remaining Deposit to the extent that the sums are refundable and were released to the Seller.

(c)                                  All information of a confidential nature received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall continue to be subject to the confidentiality obligations described in Section 6.5(d).

(d)                                 Upon any termination of this Agreement pursuant to this Article XI, each party will, in a timely and diligent manner, execute and deliver all documents and instruments and perform all acts necessary or reasonably requested by the other party to restore the parties to their relative rights and obligations as of immediately prior to the execution of this Agreement (such as reinstatement of governmental approvals, reassignment of assigned rights and obligations, etc.).  The provisions of this Section 11.2(c) will survive termination of this Agreement

ARTICLE XII

INDEMNIFICATION

12.1                        Obligations of Seller.  Seller and Owner hereby agree that they will jointly and severally indemnify, hold harmless and defend Buyer and each of Buyer’s directors, officers, members, employees and agents and the respective successors and assigns of Buyer and such persons (all of the foregoing, collectively, the “Indemnified Parties” or, individually, an “Indemnified Party”), from and against any and all Losses, to the extent arising from or in connection with the following prior to their expiration under Article VII (collectively, “Buyer Claims”):

(a)                                 any breach of or inaccuracy in any of the representations or warranties of Seller and/or Owner contained in this Agreement or in Seller’s Disclosure Schedules or other documents contemplated hereby;

(b)                                 any breach or default by Seller or Owner of any of its covenants or agreements contained in this Agreement;

(c)                                  the failure by Seller or Owner to discharge when due any of the Retained Liabilities; and

(d)                                 the failure to have paid or to pay, when due, any Taxes that arose out of the operations of Seller prior to the Closing Date or the failure to have filed, when due, any Tax Returns related to any such Taxes for any period up to the Closing Date, whether or not such failure constitutes a breach of the representations or warranties of Seller contained in Section 3.13 or is disclosed in this Agreement or Seller’s Disclosure Schedule.

(e)                                  Seller’s operation of the Business prior to the Closing Date

12.2                        Limitations.

(a)                                 Notwithstanding anything contained herein to the contrary, the obligations of Seller and/or Owner pursuant to Section 12.1 shall: (i) not apply to any Buyer Claims until, and then only to the extent that, the Losses incurred by all Buyer Indemnified Parties exceeds five percent (5%) of the Purchase Price (the “Basket”); and (ii) be limited to, and shall not exceed, the aggregate amount of forty percent (40%) of the Purchase Price (the “Cap”).  Any payment under this Section 12 may at Seller’s option be deemed to be a reduction in the Purchase Price.

(b)                                 Notwithstanding anything contained herein to the contrary, no Buyer Indemnified Party shall be entitled to indemnification pursuant to Article XII to the extent the underlying claim for which indemnification is sought related to the inaccuracy or breach of a representation or warranty set forth in this Agreement of which a Buyer Indemnified Party had knowledge prior to the Closing.

12.3                        Limitations on Obligations of Seller and Owner.  In no event shall Seller nor Owner have any obligation to indemnify the Indemnified Parties for or in respect of any of the Assumed Obligations, and Buyer agrees to indemnify, hold harmless and defend Seller, its directors, officers, members, employees and agents and the respective successors and assigns of Seller and such persons and Owner (all of the foregoing, collectively, the “Seller Indemnified Parties”) (in the same manner and on the same terms and conditions that are applicable to Seller’s and Owner’s indemnification obligations under this Article XII), from any and all Losses, incurred by the Seller Indemnified Parties as a result of (a) any failure by Buyer to pay or otherwise discharge, and from any failure by Buyer to comply with the provisions of, any of the Assumed Obligations after the Closing Date, (b) any breach or default by Buyer of any of its covenants or agreements, or any representations or warranty hereunder, (c) the conduct of the Business or the use or ownership of the Purchased Assets, in each case from and after the Closing Date and (d) the breach by Buyer of any Lease Agreement upon which Owner has any continuing guaranty.

12.4                        Claims Procedure.  Promptly after the receipt by any Indemnified Party of notice of, or threat of, the commencement of any action or proceeding against such Indemnified Party, such Indemnified Party shall, if a claim with respect thereto is or may be made against any indemnifying party (the “Indemnifying Party”) pursuant to this Article XII, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process (or threat thereof) and all legal pleadings in connection therewith.  The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Article XII, except where, and solely to the extent that, such failure actually and prejudices the rights of such Indemnifying Party.  Such Indemnifying Party shall have the right to defend, at his or its own expense and by his or its own counsel reasonably acceptable to the Indemnified Party, any such matter involving the asserted liability of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to participate in the defense or such asserted liability at the Indemnified Party’s own expense.  In any event, the Indemnified Party, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnified Party shall have the right to participate in the defense of such asserted liability at the Indemnified Party’s own expense.  In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, in accordance with the provisions hereof, or if the Indemnifying Party discontinues the diligent and timely conduct thereof, any of the Indemnified Parties may undertake such defense and the Indemnifying Party shall be responsible for reimbursing the Indemnified Parties for their reasonable legal fees and expenses in connection therewith as and when such fees and expenses are incurred by them.  If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the sole right to settle the claim, subject to obtaining the consent of the Indemnified Party; provided, however, that if the Indemnified Party shall fail to consent to the settlement of such a claim by the Indemnifying Party, which settlement (i) the claimant has indicated it will accept, and (ii) includes an unconditional release of the Indemnified Party and by the claimant and imposes no restrictions on the future activities of the Indemnified Party and its affiliates, the Indemnifying Party shall have no liability with respect to any payment required to be made to such claimant in respect of such claim.  If the Indemnified Party is defending the claim as set forth above, the Indemnified Party shall have the right to settle or compromise any claim against it after consultation with, but without the prior approval of, any Indemnifying Party, provided, however, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnified Party.

12.5                        Limitations on Liability; Exclusive Remedy.  Each of the parties hereto acknowledges and agrees that, from and after the Closing Date, Buyer’s sole and exclusive monetary remedy with respect to any and all claims relating to the subject matter of this Agreement shall be to make claims under this Article XII.  Notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Buyer, after consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions herein, provided that nothing in this Agreement shall be deemed to constitute a waiver of any injunctive or other equitable remedies or any tort claims for, or causes of action arising from, intentionally fraudulent misrepresentation, willful breach or deceit.

ARTICLE XIII

MISCELLANEOUS

13.1                        Assignment.  Neither Seller nor Buyer may assign this Agreement, or assign its rights or delegate its duties hereunder, without the prior written consent of the other party hereto.  This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

13.2                        Severability.  Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

13.3                        Governing Law.  This Agreement, its construction and the remedies for its enforcement or breach are to be applied pursuant to, and in accordance with, the laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

13.4                        Entire Agreement; Amendment.  This Agreement and the Exhibits and Schedules hereto, and each additional agreement and document to be executed and delivered pursuant hereto, constitute all of the agreements of the parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement or the transactions contemplated by this Agreement.  This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

13.5                        Waiver.  No waiver by one party of the other party’s obligations, or of any breach or default hereunder by any other party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party.

13.6                        Interpretation; Headings.  This Agreement is the result of arms’-length negotiations between the parties hereto and no provision hereof, because of any ambiguity found to be contained therein or otherwise, shall be construed against a party by reason of the fact that such party or its legal counsel was the draftsman of that provision.  The section, subsection and any paragraph headings contained herein are for the purpose of convenience only and are not intended to define or limit or affect, and shall not be considered in connection with, the interpretation of any of the terms or provisions of this Agreement.

13.7                        Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8                        Notices.  All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given to the person designated below (i) on the date of delivery if delivered in person; (ii) on the date of transmission by fax, provided that the successful transmission of the fax has been confirmed through a confirmation function sheet provided by the fax machine used for such transmission or by electronic mail at the e-mail address set forth; (iii) on the third business day following the deposit thereof in the United States Mail, provided it is mailed by certified mail, return receipt requested and postage prepaid and properly addressed; (iv) on the earlier of actual receipt or second business day after being sent by air courier or commercial delivery service; or (v) upon transmission, when sent by electronic mail or facsimile transmission.  Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified below:

If to Seller:

Advent Cleaners, LLC

Attention: Steve S. Hong

1237 West Walnut Street

Compton, California 90220

Email: united-mrhong@hotmail.com

and

Advent Cleaners, LLC

Attention: Stephen R. Mailloux

3250 West Ali Baba Lane, Suite C

Las Vegas, Nevada 89118

Email: srmailloux@adventcleaners.com

With a copy to:

Lamb & Kawakami

Attention: Kevin J. Lamb, Esq.

333 South Grand Avenue, Suite 4200

Los Angeles, California 90071

Email: klamb@lamb-kawakami.com

If to Buyer:

U.S. Dry Cleaning Services Corporation

Attention:  Alex Bond

20250 SW Acacia St. #230

Newport Beach, California 92660

Fax:  (949) 734-7284

Email:  alex@usdrycleaning.com

13.9                        Public Announcements.  Neither Seller nor Buyer will make any public announcements concerning matters set forth in this Agreement or the negotiation thereof without the prior written consent of the other party unless such disclosure is required by law or rules and regulations of any governmental authority.  Any such disclosure shall be provided for review to the other party in advance of public release to the extent reasonably practical.

13.10                 Attorneys’ Fees.  If any action or proceeding relating to this Agreement or the Bill of Sale, or the enforcement of any provision of this Agreement or the Bill of Sale is brought by a party hereto against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

13.11                 Survival Provisions.  All obligations of the parties that are, or may be, performed or performable after Closing shall survive the Closing.

13.12                 Escrow Instructions.  This Agreement shall constitute both an agreement between Seller and Buyer and escrow instructions for the Escrow Agent.  Seller and Buyer shall promptly execute and deliver to the Escrow Agent any additional escrow instructions requested by the Escrow Agent which are consistent with the terms of this Agreement.  Any additional instructions shall not modify or amend any provisions of this Agreement unless expressly agreed in writing by Seller and Buyer.

[Signature page follows]

IN WITNESS WHEREOF, each of Seller, Buyer, World Cleaners and Owner has caused its duly authorized representative to execute this Asset Purchase Agreement on the date first written above.

BUYER		SELLER

U.S. Dry Cleaning Services Corporation,		Advent Cleaner, LLC,
a Delaware corporation		a Nevada limited liability company

By	/s/ Alex Bond	By	/s/ Stephen R. Mailloux
	Alex Bond		Stephen R. Mailloux
	Chief Executive Office		Manager

OWNER

/s/ Steve S. Hong
Steve S. Hong

WOLRD CLEANERS

World Cleaners, LLC
a Nevada limited liability company

By	/s/ Stephen R. Mailloux
Stephen R. Mailloux
Manager

EXHIBITS

Exhibit A                                                                                          Definitions

Exhibit B                                                                                          Premises Used in Business

Exhibit C                                                                                          Form of Supply Agreement

Exhibit D                                                                                          Form of Bill of Sale

EXHIBIT A

Definitions

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

“Adjusted EBITDA” means Seller’s the net income before interest, taxes, depreciation and amortization of the Business, each determined in accordance with GAAP and the amount so determined shall be adjusted by excluding therefrom the amount of compensation and benefit costs paid by Seller to Owner and any payments on Business Contracts not included within the Assigned Contracts and any non-reoccurring expenses directly related to the transactions contemplated by this Agreement (including Seller’s accounting fees incurred in preparation of the audited financial statements for Seller’s fiscal years ended December 31, 2012 and December 31, 2013 and legal fees directly related to the drafting of this Agreement and the transactions contemplated herein).

“Business Days” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of California are authorized or required by law or other governmental action to close.

“Business Intellectual Property Rights” means, collectively, all (i) U.S. and foreign, whether registered or unregistered, patents, trademarks, trade names, trade dress, service marks, copyrights, and applications therefor, (ii) computer software programs or applications (in both source code and object code form) not including out of the box programs, such as Word, (iii) industrial models, inventions, invention disclosures, author’s rights, designs, utility models, inventor rights, schematics, technology, (iv) trade secrets, know-how, and other tangible information or material, and (v) confidential information and any other proprietary data or information of any nature or form.

“Closing Date” means November 30, 2014, unless extended to February 28, 2015 pursuant to Section 2.3.

“Encumbrance” means any encumbrance, lien, charge, hypothecation, pledge, mortgage, title retention agreement, security interest of any nature, restriction (other than restriction or transfer), condition or any adverse interest of any nature, claim, exception, right of set-off, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege, restriction, condition or any adverse interest of any nature, or any contract to create any of the foregoing.

“Escrow” shall be a mutually agreeable escrow company.

“Independent Accounting Firm” means a Certified Public Accountant having no financial or other interest in the client whose financial statements are being examined.

“Knowledge” of a party shall mean (i) if an individual, the actual knowledge of the individual and any knowledge that a reasonable person in such capacity should have after due inquiry, and (ii) if any entity, the actual knowledge of any executive officer or controller of such party.

A-1

“Losses” in respect of any matter means all claims, demands, proceedings, losses, damages, obligations, liabilities, deficiencies, costs and expenses (including all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising, directly or indirectly, as a result of such matter (but excluding any consequential losses).

“Material Adverse Effect” means a material adverse effect on the business, results of operations or financial condition of the Business and the Purchased Assets taken as a whole; provided, however, that the term “Material Adverse Effect” does not, and shall not be deemed to, include any of the following: (i) changes or effects that generally affect the industry or industries in which the Business operates; (ii) changes in securities, financial or credit markets, interest rates or general economic, regulatory or political conditions, including acts of civil unrest, terrorism, cyber threats, or the commencement or escalation of any war, whether declared or undeclared, or other hostilities; (iii) any conditions resulting from natural disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, manmade disasters or acts of God; (iv) changes or effects arising out of, or attributable to, the announcement of the execution of this Agreement or the identity of the Buyer, including with respect to the customers and employees of the Business, compliance by Seller with their obligations hereunder or the consummation of the transactions contemplated hereby; (v) changes or effects due to changes (or proposed or prospective changes) in any Laws affecting the Business or the Purchased Assets; (vi) changes in GAAP or other applicable accounting regulations and principles or the interpretation thereof; or (vii) the failure of the Business to meet any internal or analyst projections or forecasts.

“Qualifying IPO” a public offering of Buyer’s securities, whether in a bona fide firm commitment underwritten public offering or in a sale through retail brokers organized by an underwriter, with net proceeds to Buyer of at least $6,000,000.

“Straddle Period” shall mean a Tax period or year commencing prior to and ending after the Closing Date.

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